Exhibit 10.1
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EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 8th day of January 2009 (the “Commencement Date”), between Jesse Sutton (“Executive”) and Majesco Entertainment Company, a Delaware corporation (the “Company”).
     1.     Employment.
               1.1     Nature of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company, upon the terms set forth in this Agreement, as the Company’s Chief Executive Officer. Executive shall devote Executive’s full business time and reasonable best efforts in the performance of the foregoing services, provided that Executive may, with the specific written permission of the Company’s Board of Directors (the “Board”), accept other corporate board memberships. In addition, Executive may participate in charitable organizations, including accepting board memberships at such charitable organizations, provided that such participation is not in conflict with Executive’s primary responsibilities and obligations to the Company.
               1.2     Reporting. Executive will directly report to the Company’s Board.
               1.3     Term. The initial term of employment shall be for the period commencing on the 8th day of January, 2009 and ending on the third anniversary thereof (“Initial Term”). Unless earlier terminated in accordance with the provisions of Section 3 herein, upon the third anniversary and upon each anniversary date thereafter, the term shall automatically extend for an additional period of one year upon the terms and conditions set forth herein unless written notice of non-renewal is given by the Company at least sixty (60) days prior to the relevant anniversary date (“Extended Term”).
     2.     Compensation and Benefits.
               2.1     Salary. The Company shall pay Executive a base salary of $363,000 per year, payable in accordance with the Company’s customary payroll practices (the “Base Salary”). The Base Salary thereafter shall be subject to annual review and adjustment as determined by the Compensation Committee of the Board in its discretion each year. However, Executive’s Base Salary shall not be reduced during the term of this Agreement, unless a proportional reduction is made to the base salaries of other top-level executive employees.
               2.2     Annual Incentive. Executive will be eligible to receive an annual cash bonus in an amount up to 100% of Executive’s Base Salary based on Executive’s achievement of the objectives set forth as part of the Company’s bonus plan for executives (“Annual Incentive Cash Bonus”). The Annual Incentive Cash Bonus shall be paid to Executive the later of: (1) within ninety (90) days after the end of the Company’s fiscal year, or (2) upon the filing of the Company’s Annual Report on Form 10-K, but in no event shall such payment be made to

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Executive later than February 15th of the year following the close of the Company’s fiscal year. Moreover, in order to be eligible to receive an Annual Incentive Cash Bonus, Executive must have been a Company employee and on working status with the Company through the last day of the fiscal year for which such payment is being made. In addition, Executive shall be entitled to participate in any incentive compensation program(s) (including any long-term incentive programs) provided by the Company. It is expected that such programs will (i) include compensation in the form of restricted shares and/or stock options, and (ii) have an annual aggregate grant value worth approximately 100% of Executive’s Base Salary (except that Executive agrees that the Board may in its discretion reduce the amount of his grants in any given year).
                2.3 Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to, health care plans, life insurance plans, disability insurance, retirement plans, and all other benefit plans from time to time in effect. Executive shall also be entitled to take four (4) weeks of fully paid vacation in accordance with Company policy.
                2.4 Reimbursement of Certain Expenses. Executive shall be reimbursed for such reasonable business expenses as Executive documents in writing to the Company on a regular basis and in accordance with Company policy.
     3. Early Termination of Employment. Executive’s employment shall terminate early upon the occurrence of any of the following:
                3.1     Termination for Cause. At the election of the Company, for Cause upon written notice by the Company to Executive. For the purposes of this Section, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:
                         (a)     a good faith finding by the Company that Executive has engaged in dishonesty, gross negligence or misconduct that is injurious to the Company which, if curable, has not been cured by Executive within 10 business days after he shall have received written notice from the Company stating with reasonable specificity the nature of such conduct;
                         (b)     a good faith finding by the Company that Executive has willfully failed to perform his duties hereunder which, if curable, has not been cured by Executive within 10 business days after he shall have received written notice from the Company stating with reasonable specificity the nature of such conduct;
                         (c)     Executive’s failure to follow a specific written directive of the Company’s Board, which is business justified and issued in good faith. In the event that Executive disagrees with the written directive he shall request, in writing within five (5) business days of his receipt of the Board’s written directive, a meeting with the Board to discuss his

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concerns with the directive. The decision of the Board following such meeting shall be final and binding ;
                         (d)     Executive’s conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud, theft or embezzlement of Company property;
                          (e)      Executive’s material breach of this Agreement which, if curable, has not been cured by Executive within 10 business days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach; or
                          (f)      Executive’s willful disclosure of confidential information or trade secrets and/or his breach of any confidentiality and non-disclosure agreements he may have executed and/or does execute during the term of his employment with the Company.
                3.2      Voluntary Termination by the Company or for Good Reason. At the election of the Company, without Cause, at any time upon 30 days prior written notice by the Company to Executive or by Executive for Good Reason (as defined below).
                3.3      Death or Disability. Executive’s employment shall terminate thirty days after his death or the determination of his disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.
                3.4      Voluntary Termination by Executive. At the election of Executive upon not less than 30 days prior written notice by him to the Company.
     4.      Effect of Early Termination.
                4.1      Termination for Cause or at the Election of Executive Without Good Reason. In the event that Executive’s employment is terminated for Cause or at the election of Executive without good reason, the Company shall have no further obligations under this Agreement other than to pay to Executive the compensation and benefits through the last day of Executive’s actual employment by the Company and payment for accrued but untaken vacation days.
                4.2      Voluntary Termination by the Company or at the Election of Executive for Good Reason. In the event that Executive’s employment is terminated without Cause or at the election of Executive for Good Reason, beginning immediately after the date of such termination, the Company shall have no further obligations under this Agreement other than to pay Executive the compensation and benefits through the last day of Executive’s actual

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employment by the Company and continue to pay to Executive the annual Base Salary then in effect for twelve (12) months following the date of termination on a regular payroll basis (the “Severance Payment”). In addition, the Company shall pay Executive in a lump sum, within 30 days of Executive’s termination, two payments: (1) a payment equal to the average of the percentages used to calculate Executive’s Annual Incentive Cash Bonus in each of the previous three (3) fiscal years times Executive’s then current Base Salary (the “Severance Bonus”) and (2) a payment for accrued but untaken vacation days. In addition, all unvested restricted stock, stock options and other equity awards held by the Executive at the time of such termination shall accelerate and fully vest as of the date of termination. In addition, the Company shall continue its contributions toward Executive’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for twelve months following the date of termination. Notwithstanding the foregoing, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive if Executive is actually covered or becomes covered by an equivalent benefits (at the same cost to Executive, if any) from another source. Any such benefit made available to Executive shall be reported to the Company. Nothing shall be payable under this provision unless Executive executes a release in favor of the Company relating to all claims arising out of the employment relationship and/or termination thereof that is satisfactory to the Company. The amounts payable to Executive shall not be subject to any reduction as a result of future payments made to Executive by any future employers.
                4.3     Termination in Event of Change of Control. In the event that Executive’s employment is terminated without Cause, or due to Executive’s resignation for Good Reason, and such event occurs within twenty-four (24) months following a Change of Control as such term is defined below, then the Company shall pay to Executive (in lieu of all other severance programs/amounts), within 30 days of Executive’s termination: (1) a payment in an amount equal to two (2) years Base Salary; (2) the Severance Bonus; and (3) a payment for accrued but untaken vacation days. In addition, all unvested restricted stock, stock options and other equity awards held by the Executive at the time of such termination shall accelerate and fully vest as of the date of termination. In addition, the Company shall continue its contributions toward Executive’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for twelve (12) months following the date of termination. Notwithstanding the foregoing, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive if Executive is actually covered or becomes covered by an equivalent benefit (at the same cost to Executive, if any) from another source. Any such benefit made available to Executive shall be reported to the Company. Nothing shall be payable under this provision unless Executive executes a release in favor of the Company relating to all claims arising out of the employment relationship and/or termination thereof that is satisfactory to the Company. The amounts payable to Executive shall not be subject to any reduction as a result of future payments made to Executive by any future employers.
                4.4      Termination Upon Death or for Disability. In the event of a termination upon death or for disability, the Company shall have no further obligations under this Agreement other than to pay to Executive (or to his estate) the compensation and benefits through the last day of Executive’s actual employment by the Company and payment for accrued but untaken

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vacation days. In addition, in the event of a termination upon Executive’s death all unvested restricted stock, stock options and other equity awards then held by Executive shall accelerate and fully vest as of the date of termination. In addition, in the event of a termination for disability, any unvested restricted stock, stock options and other equity awards held by Executive that would have vested (without the occurrence of any other events) over the twelve (12) month period immediately following the date of termination for disability, shall accelerate and vest as of the date of termination.
                4.5.      Notwithstanding any other provision with respect to the timing of payments under Sections 4.2 or 4.3, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 4.2 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of Section 4.2 or the full payment as set forth in Section 4.3, as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 4.2, as thereafter applicable.
                4.6      Definition of Change of Control. “Change of Control” means the occurrence of any of the following events:
                          (a)      any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or
                          (b)      any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred;
                          (c)      a sale, lease or other disposition of all or substantially all of the assets of the Company in accordance with Delaware Law; or
                          (d)      A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of January 8, 2009 or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an

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individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
Notwithstanding any provision to the contrary, it is acknowledged and agreed that a Change of Control must also meet the requirements of a change in ownership of the Company or a change in ownership of a substantial portion of the assets of the Company in accordance with Section 409A(a)(2)(A)(v) of the Code and the applicable provisions of Treasury Regulations § 1.409A-3, and that a Change of Control shall not include (1) any consolidation or merger effected exclusively to change the domicile of the Company, (2) the event of any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or (3) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.
                4.7     As used in this Agreement, “Good Reason” means, without Executive’s written consent,

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                          (a)      a material diminution in the Executive’s base compensation; or
                          (b)      the material diminution in the Executive’s authority, duties or responsibilities, including no longer directly reporting to the Board; provided that such shall not constitute Good Reason if the Executive continues to be employed in one of the top three positions in the Company; or
                          (c)      a change in geographic location at which the Executive must regularly perform services of more than fifty (50) miles;
                          (d)      the Company’s decision not to renew this Agreement at the conclusion of the Initial Term (as defined in Section 1.3) and/or at the conclusion of an Extended Term (as defined in Section 1.3); or
                          (e)      any other action or inaction that constitutes a material breach by the Company under this Employment Agreement.
None of the foregoing events shall constitute Good Reason unless (i) the Executive gives notice to the Company of the occurrence or existence of one of the events and the Company has not cured the condition within thirty (30) days following receipt of such written notice and (ii) the Executive terminates employment within one hundred and twenty (120) days following the occurrence of such event.
     5.      Protection of Confidential Information. In view of the fact that the Executive’s work for the Company will bring him into close contact with confidential information and plans for future developments, the Executive agrees to the following:
                5.1      Secrecy. To keep secret and retain in the strictest confidence all confidential matters of the Company, including, without limitation: all information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning development and design of video and/or computer games, products, potential new product introductions, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information, concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information related to Company’s relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisition; budgets; customer lists; research; communications and electronic commerce information; weather data; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques and data; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information including salaries; performance etc.,; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information learned by him heretofore or hereafter, and not to disclose them to anyone inside or outside of the Company

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except (i) in the course of performing his duties hereunder or with the express written consent of the Board, (ii) to the extent information is already known within the industry, or (iii) to the extent the Executive is required to do so by a lawful court order.
                5.2      Return Memoranda, etc. To deliver promptly to the Company on termination of his employment, or at any other time as the Board may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which he may then possess or have under his control.
                5.3      Non-competition. The Executive agrees that at all times while he is employed by the Company and for a period of one (1) year after the termination of his employment for any reason, he will not, as a principal, agent, employee, employer, consultant, stockholder, investor, director or co-partner of any person, firm, corporation or business entity other than the Company, or in any individual representative capacity whatsoever, directly or indirectly, without the express prior written consent of the Company:
                          (a)      engage or participate in any business whose products or services are competitive with those of the Company;
                          (b)      aid or counsel any other person, firm, corporation or business entity to do any of the above;
                          (c)      approach, solicit business from, or otherwise do business or deal with any person, partnership, firm, corporation or other entity that at the time of the Executive’s termination is a present customer or client of the Company or which has been a customer or client of the Company during the Executive’s employment by the Company in connection with any product or service competitive to any provided by the Company.
     Executive agrees that during the term of his employment hereunder, and for a period of one (1) year after the termination of his employment for any reason, he will not, as a principal, agent, employee, employer, consultant, director or partner of any person, firm, corporation or business entity other than the Company, or in any individual representative capacity whatsoever, directly or indirectly, without the prior express written consent of the Company, approach, counsel or attempt to induce any person who is then in the employ of the Company to leave the employ of the Company, as the case may be, or employ or attempt to employ any such person or persons who at any time during the preceding six months was in the employ of the Company.
     Executive acknowledges (i) that his position, with the Company requires the performance of services which are special, unique, and extraordinary in character and places him in a position of confidence and trust with the customers, clients and employees of the Company, through which, among other things, he shall obtain knowledge of the Company and become acquainted with its customers, in which matters the Company, as the case may be, has substantial proprietary interests, (ii) that the restrictive covenants set forth above are reasonable and necessary in order to protect and maintain such proprietary interests and other legitimate business interests of the Company and that such restrictive covenants, to the extent stated, shall survive the termination of this Agreement, and (iii) that the Company would not have entered into this Agreement unless such covenants were included herein.

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     If any of the provisions of this Section 5, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provisions or provisions, which shall be given full effect, without regard to the invalid portions. If any of the provisions of this Section 5, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provisions(s) shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided for herein in the courts of any other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
     The provisions of this Section 5 shall be construed as an agreement on the part of the Executive independent of any other part of this Agreement or any other agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the provisions of this Section 5.
                5.4      Injunctive Relief. Executive acknowledges and agrees that, because of the unique and extraordinary nature of these services, any breach or threatened breach of the provisions of Sections 5.1, 5.2., or 5.3 hereof will cause irreparable injury and incalculable harm to the Company. The Company shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Company to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Company may have with respect to such breach or threatened breach.
     6.      Entire Agreement. This Agreement, together with all confidentiality and nondisclosure agreements executed by Executive, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.
     7.      Dispute Resolution and Jury Waiver. Except for claims arising under Section 5 of this Agreement, in the event of a dispute arising out of or relating to this Agreement, Executive and the Company agree first to utilize the mediation procedures with the JAMS/Endispute organization, as to which each party shall bear equal costs. In the event the JAMS/Endispute mediation procedure is unsuccessful, an action may be commenced in court, which action shall be filed in a federal court in the State of New Jersey. Executive and the Company agree to waive trial by jury with respect to any claims arising out of or relating to this Agreement or Executive’s employment by the Company.
     8.     Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

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     9.      Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws thereunder.
     10.      Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section.
     11.      Successors and Assigns.
                11.1      Assumption by Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and whether or not after a Change of Control) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Successions by virtue of the sale of stock shall be governed by operation of law.
                11.2      Successor Benefits. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.
     12.      Miscellaneous.
                12.1      No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
                12.2      Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
                12.3      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

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MAJESCO ENTERTAINMENT COMPANY
By:
	Name:	Laurence Aronson
Its: Chairman, Compensation Committee